UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2021

Xcraft Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11281

Delaware	47-1953256
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)
418 Lakeside Avenue, Suite 8 Coeur d’Alene, ID. 83814	208-665-1353
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Class B Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  Xcraft Enterprises, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on November 11, 2020, as modified by any Supplements and Amendments thereto.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors," and the Supplements to such Offering Circular.  The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Summary

We are a US drone company founded in September of 2014.  Our mission is to develop powerful flying robots that change the world. We have a passion for technology, a passion for flight, and a passion for doing good in the world.

We believe there is a need for quality, American-made drones at cost-competitive prices.  We also believe there is a need for advanced technologies to support the upcoming Urban Air Mobility (UAM) space.

Our Business Model

We are heavily R&D-focused  Our business model is two-fold:  We develop new UAV solutions for customers on a contract basis, and we develop, license and sell our own products.

Business Evolution

We have evolved from a strict product focus to an application focus.  We let the market need drive our development.  Broadly, we develop autonomous flight solutions for five different verticals:

1.Public Safety/Security

2.Geo-Spatial/Agriculture

3.Energy

4.Government/Military

5.Urban Air Mobility

Sales and Distribution

We generate revenue through two channels – custom development and direct sales.  When we develop new technology for a contract customer, we seek to maintain our rights in the designs and other intellectual property so we can produce and sell the end product through other channels.  Our primary sales strategy is B2B and B2G(Government) although some B2C still exists.

Our Products

Existing Products:

•Shadow – Tethered UAS

•X2Q – Hybrid VTOL

•Maverick -Small tactical ducted-rotor UAS

•PANADRONE – Fully Autonomous Tethered UAS

•Matrix SE–2 kg payload UAS

•Matrix Mapper–Precision Mapping drone with optional RTK

•Nano One – Sub 250g tactical drone with thermal camera

Products in Development:

•KesTRL – Extended Range Hybrid VTOL

•Maverick SE–Economical autonomous ducted drone

Government Regulation

The UAV industry is new and therefore the regulatory environment is quite fluid.  Some regulations exist but the laws continue to evolve.

As a manufacturer of consumer products, we are subject to significant government regulations, including, in the United States, those issued under the Consumer Products Safety Act, as well as those issued under product safety and consumer protection statutes in our international markets.

The regulation of small UAS for commercial use in the United States is undergoing substantial change and the ultimate treatment is uncertain. In 2006, the Federal Aviation Administration (the “FAA”) issued a clarification of its existing policies stating that, in order to engage in commercial use of small UAS in the U.S. National Airspace System, a public operator must obtain a  Certificate of Authorization (a “COA”) from the FAA, to fly in restricted airspace. The FAA’s COA approval process requires that the public operator certify the airworthiness of the aircraft for its intended purpose, that a collision with another aircraft or other airspace user is extremely improbable, that the small unmanned aircraft system complies with appropriate cloud and terrain clearances and that the operator or spotter of the small unmanned aircraft system is generally within one half-mile laterally and 400 feet vertically of the small unmanned aircraft system while in operation. Furthermore, the FAA’s clarification of existing policy stated that the rules for radio-controlled hobby aircraft do not apply to public or commercial use of small UAS.

On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the FAA to allow expanded use of small UAS for both public and commercial applications. On June 21, 2016, the FAA released its final rules regarding the routine use of certain small UAS (under 55 pounds) in the U.S. National Airspace System pursuant to the act. The rules, which became effective in August 2016, provide safety regulations for small UAS conducting non-recreational operations and contain various limitations and restrictions for such operations, including a requirement that operators keep UAS within visual-line-of-sight and prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS.

In addition, there exists public concern regarding the privacy implications of U.S. commercial and law enforcement use of small UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations.

We have been active in lobbying activities to help ensure favorable laws are adopted.

Intellectual Property

We hold United States trademarks for “XCraft,” “X PlusOne” and “PhoneDrone Ethos,” and have pending trademark applications for “Matrix”, “Aspire” and “PANADRONE”.

We have been issued the following United States patents over various aspects of our technology:

•High Speed VTOL Multirotor Aircraft (Patent No. US 9,994,313)

•UAV With Detachable Computing Device (Patent No. US 9,738,380)

•UAV With Detachable Computing Device (Patent No. US 10,479,500)

We have a pending patent application for a UAV Vehicle Mounted Drone Port, Drone, and Integrated Communication System (Application No. 62/739,472).

Competitors

There are several companies that build and sell competing UAS products.  Most notable among them is Chinese-based, DJI.  DJI’s products serve mostly the consumer market but also several key verticals in the commercial space including public safety and cinematography.  DJI has recently struggled to overcome a broad distrust, especially in US and (Non-Chinese) government markets over security and privacy issues.  We see this as an opportunity to capitalize since our products are developed and manufactured in the USA.

Another, more direct US competitor is Skydio. Skydio builds UAS products with advanced obstacle avoidance and image tracking capability.  These vehicles serve a target niche in the consumer and public safety space.  Other competitors include France-based Parrot, AeroVironment, and Birds Eye View Robotics.

Employees

We currently employ 4 full-time and 4 part-time employees as well as several contractors.

Property

We lease approximately 2,700 square feet of office space at 418 E Lakeside, STE 08, Coeur d’Alene, Idaho, 83814.  We have a month-to-month lease.  Our monthly rent is $2,750.

Legal Proceedings

We have no pending, nor are aware of any threatened, legal proceedings involving us.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2021 (the “2021 Annual Period”), and the twelve-month period ended December 31, 2020 (the “2020 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as an Idaho limited liability company named Xcraft Enterprises, LLC, on September 23, 2014, and converted into a Delaware corporation on February 28, 2017.  Our headquarters are located in Coeur d’Alene, Idaho.  We manufacture and market drones for both recreational and commercial use.

Results of Operation

Revenue

For the 2021 Annual Period, our revenue was $199,122, compared $75,302, for the 2020 Annual Period.  The increase in revenue during 2020, is primarily attributable to increased marketing and sales efforts and the launch of two new products.

Cost of Sales

For the 2021 Annual Period, our cost of sales was $59,693, compared to $88,255, for the 2020 Annual Period.  The decrease in cost of sales for the 2021 Annual Period, primarily resulted from improving design for manufacturability, which decreased our unit cost.

Gross Profit

For the 2021 Annual Period, our gross profit was $139,429 compared to a gross loss of $12,953, for the 2020 Annual Period.  The increase in gross profit for the 2021 Annual Period, primarily resulted from our increase in revenue.

Operating Expenses

Our operating expenses consist of general and administrative expenses, sale and marketing expenses, and research and development expenses. For the 2020 Annual Period, our operating expenses were $602,440, including, $536,903 for general and administrative expenses, $54,387 for sales and marketing expenses, and $11,150 for research and development expenses.  For the 2020 Annual Period, our operating expenses were $1,153,120, including, $1,097,273 for general and administrative expenses, 29,993 for sales and marketing expenses, and $25,854 for research and development expenses. The significant decrease in our operating expenses resulted primarily from a reduction of staff and payroll expenses during 2021.

Operating Loss

Our net operating loss for the 2021 Annual Period, was $463,011, compared to $1,166,073, for the 2020 Annual Period.  The decrease in operating loss for the 2021 Annual Period, is primarily the result of a decrease in our general and administrative expenses through a reduction of payroll expenses during 2021.

Net Loss

We had a net loss of $392,496 for the 2021 Annual Period compared to a net loss of $1,064,118 for the 2020 Annual Period.

Liquidity and Capital Resources

Since our inception, we have raised over $4,500,000 through various securities offerings, which we have used for operations.   As of December 31, 2021, we had $58,277 in cash, compared to $10,465 as of December 31, 2020.  We have also financed our operations through various insider loans and credit lines.  As of March 31, 2022, and excluding any future proceeds of our current Regulation A+ offering, we have sufficient operating capital for approximately 6 months. We also have various debt facilities and credit cards as described below, should we need additional cash.

We will incur significant additional costs in developing products, and in production, marketing, sales and customer service, and intend to continue to fund our operations through funds received from our Regulation Crowdfunding and Regulation A+ campaigns, and additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results.

Debt

In December 29, 2016, in exchange for a $25,000 loan, we issued a third party a promissory note in the principal amount of $25,000 which accrues interest at a rate of 5% per annum, and is due December 31, 2021. This note was paid in full December 31, 2021.

In connection with our purchase of a company car in June 2020, we obtained an 84-month loan in the amount of $55,863, which accrues interest at 3.99% per annum, and pursuant to which we are required to make monthly payments of $665.

On February 6, 2018, we obtained a $250,000 loan with Innovate Washington.  The loan is due on June 30, 2021, and has a two year term and a variable interest rate based on the Wall Street Journal published daily rate, plus 5% adjusted on a quarterly basis.  We make monthly interest only payments of $1,314.63.  As of December 31, 2021, the loan had an outstanding balance of $ 147,803.05. The loan is collateralized by a security interest on all of our assets.

We have an outstanding promissory note with First Interstate Bank, that accrues interest at a rate of 6.25%, and matures on June 15, 2021, and which was paid in full in May 2021.

We have a revolving line of credit with US Bank in the amount of $41,000 which accrues interest at a rate of 8%.  The principal balance of all advances, together with all accrued but unpaid interest on such advances and all outstanding fees and charges, are payable on demand. The line of credit is secured by an interest in all of our depository accounts, cash and any other property held by US Bank.  In addition, our chief executive officer, guaranteed the line of credit. As of December 31, 2021, the balance due under this line of credit was $ 28,910.

In May 2020, we received a loan in the amount of $111,792 from the Small Business Association pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), this loan was forgiven in 2021.

In June 2020, we received $149,900 in proceeds pursuant to a Small Business Administration Economic Injury Disaster Loan, which accrues interest at a rate of 3.75% and is due and payable on or before June 1, 2050. As of December 31, 2021, the loan balance was $147,779.

As of December 31, 2021, we had approximately $3,500 outstanding under various credit cards which accrue interest at rates ranging from between 18% and 20%.

In addition, although not characterized as debt, we intend to refund approximately $455,000 to participants in our KickStarter Campaign that we conducted in 2015, to whom we did not deliver products.

Plan of Operations

The table below outlines our significant goals for the next 12 months.

Estimated Completion Date	Milestone

·Q2 2022	Deliver two additional Panadrone systems

·Q3 2022	Deliver four additional Panadrone systems

·Q4 2022	Deliver four additional Panadrone systems

·Q1 2023	Deliver six additional Panadrone systems

The extent to which we will be able to complete the milestones outlined above is dependent upon our ability to successfully market and deliver our products.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

JD Claridge	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	43	February 2017 – Present	Full Time

Ben Toews	Director	44	July 2018 – Present	N/A

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

JD Claridge, has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director since February 2017, and prior thereto, served as the manager of our predecessor-in-interest, XCraft Enterprises, LLC, since its founding in September 2014.  As a certified pilot, electrical engineer, airframe mechanic, and Designated Engineering Representative (DER) for the FAA, Mr. Claridge has held key engineering roles at several aerospace OEMs.  In February 2013, he founded Aero Designworks, LLC, an aerospace consulting firm providing FAA designated engineering representative services for electrical systems, where he served as President and managing member between February 2013 and December 2018.

Ben Toews has served as a director since July 2018.   Since 2012, Mr. Toews has served as President and CEO of Bullet Tools, a developer and manufacturer of innovative construction solutions which sells products around the world. He also serves on the advisory board for the Idaho Small Business Development Center.  Since 2012, Mr. Toews has served as Treasurer for Heart of the City Church, and since 2013, he has served as a Board Advisor for the Idaho Small Business Development Center.  He is a graduate of Gonzaga University where he majored in Business Administration with a concentration in International Business.

We have the following advisory board members:

Elbert L. Rutan, served as a director between October 2019 and August 2020.  Mr. Rutan has founded two aircraft research firms, and has developed a large variety of groundbreaking aerospace projects, showcasing some of the most innovative and energy-efficient designs ever flown.  Time Magazine named him one of the top 100 most influential people of 2005.  Described by Newsweek Magazine as “the man responsible for more innovations in modern aviation than any living engineer,” Mr.  Rutan is an aircraft designer with a vision for the advancement of technology. In 2004, Mr. Rutan joined a highly distinguished company of innovators as the designer/developer of SpaceShipOne, the world’s first privately built manned spacecraft to reach space.   Mr. Rutan won the $10 million Ansari X Prize, a competition created to spur the development of affordable space tourism.  He is the winner of the Presidential Citizen’s Medal, the Charles A. Lindbergh Award, and is a two-time individual winner of the Robert J. Collier Trophy, awarded by the National Aeronautic Association for significant advances in aviation.   Mr. Rutan participated in the design and development of the first aircraft to circle the world non-stop without refueling. Repeating that feat, his company developed the GlobalFlyer, which broke the Voyager’s record time for a non-refueled, solo flight around the world. His company also developed the Ultralite, an all-composite 100 mile-per-gallon show car for General Motors.

Tim Treto, Tim served as CEO of Tedder Industries and now coaches leaders in large and small engineering and manufacturing businesses.

Mark Collins, is nationally recognized for his 50+ years of service in health care and technology. He served as CEO for three corporations, followed by 22 years in executive search. In the latter role, Mr. Collins was a senior partner in Korn/Ferry International, earning the firm’s Global Client Satisfaction award. After Korn/Ferry, he built his own company in

Compensation

The table below reflects the annual compensation of JD Claridge, our only paid executive officer or director, during the fiscal year ended December 31, 2021:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation	Total Compensation
JD Claridge 418 Lakeside Avenue, Suite 8 Coeur d’Alene, ID. 83814	Chief Executive Officer, Chief Financial Officer, Secretary and Director	$131,538	$7,800(1)	$139,338

(1)Annual payments for company car.

The directors do not receive any compensation for their service as directors.

We are party to an Employment Agreement dated August 1, 2017, with JD Claridge, which can be found in Exhibit 6.3 to our Regulation A+ Offering Statement and the Supplements thereto.  The Employment Agreement terminates on July 31, 2020.  Upon expiration of the term, Mr. Claridge’s employment will convert to at-will, unless the term is extended or we enter into a new employment agreement with Mr. Claridge.  Under the Employment Agreement, Mr. Claridge receives an annual base salary of $180,000, and is entitled to receive annual performance bonuses upon the achievement of performance milestones to be agreed upon by the Board of Directors, however, no bonuses have been declared or paid to date.  If Mr. Claridge’s employment is terminated during the term as a result of death or disability, he or his heirs shall receive his base salary over the following six months.  If there is a change of control during the term, and Mr. Claridge is terminated, without cause, or terminates his employment for good reason, before the earlier to occur of the first anniversary following the change in control and the expiration of the term of the agreement, Mr. Claridge shall be entitled to receive a lump sum severance payment equal to 3 years base salary.

ITEM 4.  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Class A Shares (which are our only voting securities) as of March 31, 2022, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Class A Shares, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	JD Claridge 418 Lakeside Avenue, Ste 8 Coeur d’Alene, ID. 83814	2,333,007	300,000(1)	59.21%

Class A Common Stock	Charles F. Manning 418 Lakeside Avenue, Ste 8 Coeur d’Alene, ID. 83814	442,847		14.79%

Class A Common Stock	All directors and officers as a group (3 persons)	3,189,257	330,000(2)	64.38%

______________________

(1)Shares issuable pursuant to an option having an exercise price of $1.70 per share, all of which are exercisable.

(2)Includes 300,000 shares issuable pursuant a fully vested option having an exercise price of $1.70 per share, and 30,000 shares issuable pursuant to a fully vested option having an exercise price of $3.56 per share.

ITEM 5.  INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In December 2016, Philip Burks a stockholder and former director, provided XCraft Enterprises, LLC, with a $100,000 revolving line of credit pursuant to a Revolving Loan Agreement, having an interest rate of 6.5% per annum, which line of credit was secured by 200,000 Class A Shares owned by Mr. Claridge.  In May 2019, Mr. Burks, provided us with a $50,000 revolving line of credit pursuant to Revolving Loan Agreement, having an interest rate of 6.5% per annum, which line of credit was secured by one of our then pending patent applications.  We drew various amounts down from such credit lines and settled them pursuant to the Settlement Agreement described below.

On June 22, 2017, we issued Charles F. Manning a warrant to purchase one Class A Share for every four shares of our common stock that become issued and outstanding as a result of the exercise of stock options or warrants awarded from any option pool authorized by us.  The maximum number of shares underlying the option is 200,000, and the warrant has an exercise price of $0.01 per share.  At the time the warrant was issued, Mr. Manning was a director and holder of over 10% of our outstanding common stock.

On July 31, 2017, we loaned $86,000 to Mr. Claridge, in exchange for a non-interest bearing promissory note, which was amended on July 26, 2018, to include interest at a rate of 2% per annum commencing July 31, 2017.  All principal and accrued interest under note is due on December 31, 2022. As of December 31, 2021, $67,243 in principal and interest was outstanding under the note.

In February 2018, we entered into an Operating Agreement and Contribution Agreement with Phirst Technologies, LLC, a Texas limited liability company, pursuant to which we contributed one of our provisional patent applications in exchange for a 25% ownership interest in Phirst.  At the time the agreements were entered into, Mr. Burks, was one of our directors, and a manager and the beneficial owner of over 20% of the membership interests of Phirst.  On March 1, 2018, we entered into an engineering agreement with Phirst, pursuant to which we were to receive $750,000 from Phirst, upon the achievement of certain milestones related to the manufacturing, delivery and testing of drone products. As of August 31, 2018, we had received $450,000 in payments from Phirst, however, certain disputes arose between us, on the one hand, and Mr.  Burks and Phirst, on the other hand, related to the agreement and the amounts outstanding under the credit lines extended to us by Mr. Burks.  In February 2020, we entered into a Confidential Settlement Agreement and General Release with Phirst and Mr. Burks, pursuant to which in exchange for mutual releases of claims, we assigned our ownership interest in Phirst to Mr. Burks, Mr. Burks forgave all outstanding amounts due under the revolving loan agreements, and Mr. Burks and Phirst paid XCraft $22,533.08.

During 2021, Mr. Claridge loaned us the $5,542, which was been repaid without interest.

ITEM 6.  OTHER INFORMATION

None.

ITEM 7.  FINANCIAL STATEMENTS

X CRAFT ENTERPRISE, INC.

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

XCRAFT ENTERPRISES, INC.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of

XCraft Enterprises, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of XCraft Enterprises, Inc. which comprise of the balance sheets as of December 31, 2021 and 2020, and the related statements of income, shareholder's equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above previously present fairly, in all material respects, the financial position of XCraft Enterprises, Inc., as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Pembroke Pines, Florida

April 7, 2022

XCRAFT ENTERPRISES, INC.
BALANCE SHEETS
DECEMBER 31, 2021 AND 2020

	2021	2020
Assets
Current assets
Cash	$58,277	$10,465
Accounts receivables	23,467	27
Inventory	95,043	30,854
Other current asset	411	639
Total current assets	177,198	41,985

Property and equipment, net	36,928	46,841
Intangible assets, net	80,646	79,341
Related party receivables	67,243	67,655
Other assets	3,051	3,051
Total assets	$365,066	$238,873

Liabilities and stockholders' deficit
Current liabilities
Accounts payables and accrued expenses	$239,019	$459,777
Deferred revenue	497,815	523,943
Line of credit	29,187	39,669
Note payable - current	-	212,032
Total current liabilities	766,021	1,235,421
Note payable - net of current	347,111	328,326
Total liabilities	1,113,133	1,563,747

Commitment and contingencies

Stockholders' Deficit
Class A voting stock	353	353
Class B voting stock	149	131
Additional paid in capital	3,946,383	2,743,590
Accumulated deficit	(4,461,408)	(4,068,948)
Total stockholders' deficit	(748,067)	(1,324,874)
Total liabilities and stockholders' deficit	$365,066	$238,873

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.
STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Revenues	$199,122	$75,302

Cost of sales	59,693	88,255

Gross profit (loss)	139,429	(12,953)

Operating Expenses:
General and administration	536,903	1,097,273
Sales and marketing	54,387	29,993
Research and development	11,150	25,854
Total operating expenses	602,440	1,153,120

Operating loss	(463,011)	(1,166,073)

Other (income)expenses:
Interest expense	33,729	30,869
Other expense	639	37,680
Gain on settlement	-	-
Other income	(104,883)	(170,504)
Total Other (income)expenses	(70,515)	(101,955)

Net loss	$(392,496)	$(1,064,118)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENTS OF SHAREHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Class A - Common		Class B - Common		Additional
	Shares	Amount	Shares	Amount	Paid - in - Capital	Accumulated Deficit	Total Shares Deficit
Balance at 12/31/2019	3,526,250	$353	944,474	$95	$2,283,641	$(3,004,794)	$(720,705)
Common stock issued			358,406	36	516,659	-	516,659
Common stock issuance costs					(56,710)	-	(56,710)
Net loss					-	(1,064,118)	(1,064,118)
Balance at 12/31/2020	3,526,250	$353	1,302,880	$131	$2,743,590	$(4,068,912)	$(1,324,874)
Common stock issued			179,279	18	1,411,492		1,411,492
Common stock issuance cost					(208,699)		(208,699)
Prior period adjustment						(233,490)	(233,490)
Net Loss						(392,496)	(392,496)
Balance at 12/31/2021	3,526,250	$353	1,482,159	$149	$3,946,383	$(4,694,898)	$(748,067)

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2021

	2021	2020
CASHFLOWS FROM OPERATING ACTIVITIES:
Net loss	$(392,496)	$(1,064,118)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	12,222	12,222
Amortization	6,390	6,390
Deposit written off	-	285,800
Forgiveness of debt	(220,318)	(170,504)
Prior period adjustment	(233,490)	-
Change in operating assets and liabilities
Accounts receivables	(23,440)	47,423
Inventory	(64,189)	50,034
Accounts payables	(220,758)	284,511
Deferred revenues	(26,128)	(12,779)
Net cash used in operating activities	(1,162,207)	(561,021)

CASHFLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(48,819)
Purchase of intangible assets	(1,305)	-
Related party receivables	228	777
Net cash used in investing activities	(1,077)	(48,042)

CASHFLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) -line of credit	(10,482)	(151,800)
Proceeds from loan	18,785	277,987
Proceeds from sale of common stock	1,411,492	516,659
Offering costs	(208,699)	(56,710)
Net cash provided by financing activities	1,211,096	586,136

Change in cash and cash equivalents	47,812	(22,927)
Cash and cash equivalents, beginning of year	10,465	33,392
Cash and cash equivalents, end of year	$58,277	$10,465

Supplemental disclosure of cash flow information
Cash paid for interest	$33,729	$30,869

The accompanying notes are an integral part of these financial statements.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 1 –DESCRIPTION OF BUSINESS

XCraft Enterprises, Inc. was formed on September 23, 2014 ("Inception") as XCraft Enterprises, LLC. On February 28, 2017, the Company converted to a Delaware Corporation. The Company's headquarters are located in Coeur d'Alene, Idaho. The financial statements of XCraft Enterprises, Inc. (the Company).

The Company has developed uniquely designed Unmanned Aerial Vehicles ("UAV" or "Drones") which are specifically engineered to deliver vertical take-off and landing, and high efficiency and speed in their in flight performance.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The Company's financial statements presented are prepared in accordance with the accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of the financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the carrying value of fixed asset and accounts receivables. Actual results could differ significantly from such estimates.

Cash and cash equivalents

Cash and cash equivalents consist of demand deposits at banks and highly liquid deposits at banks with an original maturity of three months or less.

Account receivables

Accounts receivable are recorded at invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable balance. The Company historically has had substantially all of their accounts receivable paid in full.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fixed asset

Fixed assets are recorded as cost. Major improvements and betterments are capitalized while maintenance, repairs and minor renewals are charged to expense as incurred. Upon sale or retirement of depreciable property, the related cost and accumulated depreciation are removed from the accounts and resulting gains or losses are recognized in operations. Depreciation is computed on the straight line method.

Inventories

Inventories consist primarily of finished good products which consist primarily of Drones. Inventories are recorded at the lower of cost or market, using the first in first out method (FIFO). As of December 31, 2021 and 2020 inventories was $95,043 and $30,854, respectively.

Intangible Assets

Intangible assets are amortized over the respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Impairment testing companies compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets (Continued)

The Company capitalizes patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to de benefited, not to exceed the patent lives, which may be as long as 15 years. At December 31, 2021 and 2020, Intangible assets was $80,646 and $79,341, respectively. Amortization expense related to patent was $6,390 and $6,390, respectively.

Impairment of Long-Lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Software

The Company applies the principle of ASC 985-20, Software Costs of Computer Software to Be Sold. ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established When the software is part of a product or process, not only does technological feasibility need to be established, but the associated hardware must also be out of the development stage. Software development costs include payments made to independent  software developers under development agreements, as well as direct costs incurred internally. With our current technology, technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Prior to a product's release, if and when we believe capitalized costs are not recoverable, we  expense the amounts as part of cost of sales . To date, management has not capitalized any such costs.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Product Warranty Costs

The Company provides 30 day warranties only to ensure its products are free from defects in material or workmanship and is subject to the Company's return policy. We also provide an optional 6-month extended warranty on the motor. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company's stated warranty policies and practices, the historical frequency of the claims and the cost to replace or repair its products under warranty. Historically, extended warranty sales have been negotiable, warranty costs have been minimal and the related expense has been recorded at the time the warranty service is performed; accordingly, no warranty reserve has been recorded at December 31, 2021 and 2020.

Accounting for Convertible Notes and Securities with Beneficial Conversion Features

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there arc derivative financial instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company has adopted Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, which amended Revenue from Contracts with Customers (Topic 606) of the Accounting Standards Codification. As part of the adoption of the new standard, the Company elected the following transition practical expedients:

(i)to apply the new standard only to contracts that are not completed as of January 1, 2020; and

(ii)to reflect the aggregate effect of all contract modifications prior to January 1, 2020 in identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price. Because contract modifications are minimal, there is not a significant impact as a result of electing these practical expedients.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

The Company recognizes revenue related to sales of products (i) persuasive evidence of an arrangement exists. (ii} delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or detem1inable. and (iv) collectability is reasonably assured. The Company typically records revenues when the product is shipped to the customer. Taxes collected from customers and remitted to  governmental authorities are presented in the statements of operations on a net basis .

Revenue recognition is deferred in all instances where the earnings process is incomplete based on the criteria listed above. Management provides for sales returns and allowances in the same period as the related revenues are recognized. Management bases their estimates on historical experience.

The Company  has undertaken  various  pre-sale  crowd funding  campaigns  and  pre-sales  through  the Company's website. The pre-sale of our products through a crowd funding campaign or our website are deferred until the related product is shipped For the years ended December 31, 2021 and 2020, the Company deferred $497,815 and $523,943, respectively of such pre-sales and included this in deferred revenue in the accompanying balance sheets.

Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as an  increase  in revenue.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expenses for the years ended December 31, 2021 and 2020 was $54,387 and $25,407.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of third-party product design consultants. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718  Share-Based  Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant dale. based on the estimated fair value of the award. and is recognized as expense over the employee's requisite vesting  period. The fair value of each stock option or warrant award is estimated on the dale of grant using the Black -Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based  compensation  under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the value of the Company's common stock, option, or warrant on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. Stock-based compensation totaling $0 and $0 was included in general and administration expense for the years ended December 31, 2021 and 2020, respectively.

Income taxes

The Company will be taxed as a corporation. Accordingly, the Company applies ASC 740 Income Taxes ("AS C 740"). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is "more likely than not" that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal  Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits. As of December 31, 2021 and 2020, there was $0 and $0 in excess of the FDIC limit respectively.

Risks and Uncertainties

In January 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

The Company has adopted the provisions of Accounting Standards Codification (“ASC”) 842, “Leases,” and its amendments. In adopting the standard, the Company used the additional, optional transition method which allows entities to initially apply the new standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings at the date of adoption. ASC 842 establishes comprehensive accounting and financial reporting requirements for leasing arrangements, supersedes the existing requirements in ASC 840, “Leases”, and requires lessees to recognize substantially all lease assets and lease liabilities on the balance sheet. Prior period amounts and disclosures were not adjusted and continue to be reported under ASC 840. In applying the new standard, there was no material impact to the financial statements.

Fair Value Measurements

The Company reports its fair value measures using a three-level hierarchy that prioritizes the inputs used to measure fair value. This hierarchy, established by GAAP, requires that entities maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

•Level 1. Quoted prices for identical assets or liabilities in active markets to which the organization has access at measurement date.

•Level 2. Inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include:

I.quoted prices for similar assets or liabilities in active markets;

II.quoted prices for identical or similar assets in markets that are not active;

III.observable inputs other than quoted prices for asset or liability (for example, interest rates and yield curves); and

IV.inputs derived principally from, or corroborated by, observable market data by correlation or by other means.

•Level 3. Unobservable inputs for asset or liability. Unobservable inputs should be used to measure the fair value to the extent that observable inputs are not available.

When available the Company measures fair value using level 1 inputs because they generally provide the most reliable evidence of fair value. The primary use of fair value measures in the  financial statements is the initial measurement of cash and cash equivalents.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 3 — FIXED ASSET

	2021	2020
Furniture and fixtures	$11,335	$11,335
Computers and software	22,492	22,492
Tolls and equipment	34,635	34,635
Vehicles	48,670	48,670
Marketing displays	6,168	6,168
Total Fixed Asset	125,609	123,300
Accumulated Depreciation	(88,681)	(76,459)
	$36,928	$46,841

Depreciation expense for the years ended December 31, 2021 and 2020 was $12,222 and $12,222.

NOTE 4 — DEBT

Promissory Note

On June 30, 2017. the Company entered into a promissory note with a bank with a principal amount of $35,000 at 6.25% interest per annum with the balance and accrued interest due upon maturity of June 15, 2020. This loan was used to satisfy the balance on the line of credit for which was with the same bank. On June 12, 2020. the maturity date was extended to June 15, 2021 with monthly payments of $913. As of December 31, 2021 and 2020, $0 and $14,483 of this note is classified as short and long-term. respectively.

Revolving Loan Agreement

On December 28, 2017, the Company entered into a revolving loan agreement  in which the lender agrees to lend a sum up to $100,000 from time-to-time. The unpaid principal amount of an advance shall bear interest prior to its scheduled maturity date at the prevailing market rate as agreed  upon between  the Lender and Borrower at the time of the Advance, 6.5% at December 31, 2017. Interest prior to  the scheduled maturity date shall accrue monthly  on  the  last day of  each calendar month commencing with the first of such dates to occur after the funding date and continuing  until  the scheduled  maturity  date. This agreement shall terminate on December 31, 2020. In June of  2020, the Company received  its  first funds of $50,000 from this revolving loan. The revolving loan is secured  by  200,000  of  the  Chief Executive Officers shares of Class A Common Stock common stock. As of December 31, 2021 and 2020, the Company has received $150,000 this revolving loan respectively.  During the year ended December 31, 2020, the entire revolving loan was forgiven, and the Company recorded a gain on forgiveness of $150,000 in the statements of income for the year ended December 31, 2020.

Line of Credit

In March 2017, the Company entered into a line of credit agreement with a financial institution. The advances incur interest at the Wall Street Journal prime rate plus 5% per annum. (4.5% at December 31, 2021 and 2020). The principal balance of all advances, together with accrued but unpaid interest on such advances and all outstanding fees and charges, shall be payable on demand. This line of credit is secured by an interest in all of the Company's depository account balances, cash and any other property now or hereafter in the possession of or under the control of the financial institution. In addition, the Company's CEO is guarantor under the line of credit. As of December 31, 2021 and 2020, the balance for this line of credit was $29,187 and $39,669, respectively.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 4 - DEBT (CONTINUED)

Note Payable

On February 6, 2018, the Company entered into a working capital loan for the amount of $250,000 with a term of two years and a variable interest rate based on the Wall Street Journal published daily rate plus 5% adjusted on a quarterly basis and fees of $3,750 due at closing. The loan was collateralized by a perfected second lien interest on all Company assets. The Company has drawn on all funds related to this loan. As of December 31, 2021 and 2020, the loan has outstanding balance of $159,500 and $188,526, respectively.

SBA Loans

In May 2020, the Company received $111,792 in proceeds pursuant to the Payroll Protection Program. The loan was forgiven in 2021.

In June 2020, the Company received $149,900 in proceeds pursuant to a Small Business Administration Economic Injury Disaster Loan. As of December 31, 2021 the loan balance was $147,779.

Note payable obligations at December 31, 2021 and 2020 was as follows:

	2021	2020
Note payable to third party. Interest rate of 5% per annum. The interest is due December 31, 2021.	$-	$25,000

Loan with Innovate Washington, principal amount of $250,000, The loan has a two year term and a variable interest rate based on the Wall Street Journal published daily rate, plus interest of % on a quarterly basis.	159,500	188,526

Note payable with shareholder, Interest rate of 5% per annum	1,136	5,542
Note payable with Tesla.	38,697	45,115
SBA Disaster Relief loan	147,779	149,000
SBA PPP loan	-	111,792
Note payable with First Interstate Bank, accrued interest of 6.25% and matures June 30, 2021.	-	14,483

Total Note Payable Obligation	$347,111	$540,358
Year ending December 31,

2022	$9,023
2023	9,023
2024	9,023
2025	9,023
2026	9,023
Thereafter	301,996
Note Payable Obligation	$347,111

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 5 - COMMITMENTS AND CONTIGENCIES

Building Lease and Sublease

On June 29, 2017, the Company entered into a lease agreement for commercial space. The term of the lease is two years commencing on October 1, 2017. The monthly base rent is $1,500 for months 1-12 and $2,726 for months 13-24. The Company also agreed to deposit the first and last month of rent in the nonrefundable amount of $4,226. As of December 31, 2021 and 2020, the future minimum lease payments relating to rent on this building are $34,647 and $19,009, respectively.  Rent expense was $34,647 and $19,009 for the years ended December 31, 2021 and 2020, respectively.

Employment Agreement

Effective August 1, 2017, the Company entered into an agreement with the Company's Chief Executive Officer granting him an option to purchase 100,000 shares of common stock. He shall receive an option to purchase an additional 100,000 shares on August 1. 2020 and an additional 100,000 shares on August 1, 2021. Each tranche of options will have a ten (10) year life and vest monthly over a 1-year period. The initial option was granted at an exercise price of $l.70 per share. Each subsequent option shall be at the price per share of the most recent issuance of Company stock to a third-party . The option agreement will provide that if there is a change in control then all options will become fully vested immediately prior to the change in control. In the event of a change in control or termination, the Chief Executive Officer is entitled to severance pay in one lump sum. in cash. no later than the tenth (10th ) day following termination, in an amount equal to three (3) times the base salary then in effect.

On January 17, 2018 the Company entered into a technology, license manufacture and co-branding agreement for a term of two years and shall automatically renew for an additional 1 year term unless terminated. The agreement calls for the purchase of product at a to be agreed upon price as well as provides for licensing fees to the Company for use of their technology.

On February 1, 2018, the Company entered into a contribution agreement to acquire 25% interest of the membership interest of Phirst Technologies, LLC. The Company contributed all of its ownership interest in certain specified assets and services per the agreement in exchange for its membership interest.

On March 1, 2018, the Company entered into a non-recurring engineering agreement and purchase order commitment with Phirst Technologies, LLC. The Company is to receive a total of $750,000 if it meets certain milestones.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 6 - STOCKHOLDERS' DEFICIT

Conversion of Limited Liability Company to Corporation

Pursuant to the Company's becoming a Delaware corporation effective 1, 2017, the Company had a total of 75,000,000 shares of authorized stock, with a par value $0.0001 of per share. The founders of the LLC received 3,000,000 shares of Class A Common Stock based on their pro-rata ownership in the LLC of 30,000 units.

Conversion of Limited Liability Company to Corporation (Continued)

On June 17, 2017, the Company filed amended and restated the articles of incorporation with the state of Delaware. The amended and restated articles designated that out of the 75,000,000 shares of stock authorized to be issued by the Company, 15,000,000 shares will be Preferred Stock, par value $0.0001 per share, 40,000,000 shares will be designated Class A Voting Common Stock, par value $0.0001 per share, and 20,000,000 shares shall be designated Class B Non-Voting Common Stock, par value $0.0001 per share. Except for voting rights, Class A and Class B Common Stock have identical rights and preferences.

On July 27, 2018, the Company filed a second amended and restated articles of incorporation with the state of Delaware. The second amended and restated decrease the number of shares of stock authorized to be issued by the Company to be issued by the Company to 12,000,000 consisting of 2,000,000 shares of Preferred Stock, par value $0.0001 per share, 5,000,000 shares of Class A Common Stock (..Class A Common Stock'"), par value S0.0001 per share and 5.000.000 shares of C lass B Non-Voting Common Stock ('"C lass B Common Stock"), par value $0.0001 per share. The Class A Common Stock shall be entitled to one vote for each share on each matter voted on at the shareholders' meetings, and, except as may be otherwise required by applicable law, the Class B Common Stock shall have no voting rights and is not entitled to vote separately on a plan of merger or a plan of conversion. Except for voting rights. Class A and B Common Stock have identical rights and preferences.

Common Stock Issuance and Sale of LLC Units

On February 14, 2017, the Company received $200,000 in proceeds from a third-party in exchange for 2,000 LLC units which converted to 200,000 shares of Class A Common Stock on March 1, 2017.

During 2017, the Company issued 17,928 shares of Class B Common Stock as compensation valued at $1.70 per share. These shares were issued for services to both an outside vendor and employees . The Company valued the common stock based on the most recent sales of common stock to third parties.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Common Stock Issuance and Sale of LLC Units (continued)

The Company commenced a Regulation Crowd funding offering through StartEnginc, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). The Company sold 179,279 and 265,038 of Class B Common Stock for gross proceeds of $1,411,492 and $ 447,738 for the years ended December 31, 2021 and 2020 respectively.

Equity Incentive Plan

On February 28, 2017, the Company authorized the 2017 Equity Incentive Plan ( which may be referred to as the '"Plan"). The Company reserved 600,000 shares of its Class A Common Stock pursuant to the Plan. which pro, des for the grant of shares of stock options. stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The option exercise price generally may not be less than the underlying stock's fair market value at the date of  the grant and generally have a term of four years. The amounts granted each calendar year to an employee or nonemployee is limited depending on the type of  award. As of  December 31, 2021 and 2020,  107,500 shares are still available to be issued under the Plan.

Stock Options

The Company granted 272,000 stock options under the Plan to various employees with a total grant date fair value of approximately $369,208. The granted options had an exercise price of $l.70, expire in ten years, and ranged from 1 year vesting, to vesting over a five-year period. The stock options were valued using the Black-Scholes pricing model with a range of inputs indicated below:

	December 31, 2021	December 31, 2020

Expected Life (years)	5.5-6.5%	5.5-6.5%
Risk-free interest rate	2.45-2.87%	2.45-2.87%
Expected volatility	75%	75%
Annual dividend yield	0%	0%

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED

Stock Options

The risk free interest rate assumption for granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options. The expected term of the employee stock options is calculated using the simplified method which takes into considered the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company's common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock. and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair  value of common stock based on  recent sales to third  parties. Forfeitures are recognized as incurred .

A summary of the Company's stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term

Outstanding at December 31, 2020	465,418	$1.70	9.19
Granted	-	-	-
Exercised	-	-	-
Expiration/Cancelled	-	-	-
Outstanding at December 31, 2021	465,418	$1.70	8.69

Exercisable at December 31, 2021	182,918	$1.70	8.54
Exercisable at December 31, 2020	182,918	$1.70	9.04

Stock option expense for the years ended December 31, 2021 and 2020 was $0 and $0, respectively. The unrecognized stock option expense is $0 and $0, respectively.

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Warrants (Continued)

In 2017, the Company granted 207,000 warrants to various advisors exercisable into 207,000 shares of common stock. The granted warrants had an exercise price of $0.01 to $1.70 and expire in ten years. Of the warrants issued, 7,000 vest immediately, and 200,000 vest upon options being exercised under the 2017 Equity Incentive Plan at a ratio of one (1) warrant for every four (4) shares being issued. As of December 31, 2021 and 2020, it is not probable the warrants will vest and therefore no compensation expense has been recognized. The 7,000 warrant were valued using the Black-Scholes pricing model as indicated below:

	December 31, 2021	December 31, 2020

Expected Life (years)	10	10
Risk-free interest rate	0.95%	0.95%
Expected volatility	75%	75%
Annual dividend yield	0%	0%

The warrants were valued similar to the stock options disclosed above. During the years ended December 31, 2021 and 2020, the Company expensed $0 and $0 related to these warrants respectively.

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term

Outstanding at December 31, 2020	207,000	$1.70	9.50
Granted	-	-	-
Exercised	-	-	-
Expiration/Cancelled	-	-	-
Outstanding at December 31, 2021	207,000	$1.70	9.00

Exercisable at December 31, 2020	7,000	$0.07	9.50

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

Earnings Per Share

The following table represents the Company’s earnings per share for 2021 and 2020:

	2021	2020
Numerator:
Net Loss	$(807,724)	$(807,724)

Denominator:
Weighted average basic shares outstanding	4,205,686	4,205,686
Effect of dilutive securities	-	-
Weighted average diluted shares	4,205,686	4,205,686

Basic earnings per share	$(0.19)	$(0.06)
Diluted earnings per share	$(0.19)	$(0.06)

NOTE 7 - INCOME TAXES

The following table presents the current and deferred income tax provision for federal and state income taxes for years ended December 31, 2021 and 2020 (rounded to "000,s):

	2021	2020
Income tax benefit attributable to:
Net loss	$(801,350)	$(801,350)
Valuation allowance	801,350	801,350
Net provision for income tax	$-	$-

The major components of the deferred taxes are as follows at December 31, 2021 and 2020 (rounded to '000's):

	2021	2020

Deferred tax asset attributable to:
Net operating loss carryover	$1,077,932	$1,077,932
Valuation allowance	(1,077,932)	(1,077,932)
Net deferred tax asset	$-	$-

XCRAFT ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 8 - RELATED PARTY TRANSACTIONS

On July 31, 2017, the Company entered into a promissory note in which the Company loaned $86,000 to one of the Company's Chief Executive Officers for personal use. The note was amended on July 26, 2018 to accrue interest on the unpaid balance at a rate of 2% per annum beginning July 31, 2017. The full balance of this note including accrued interest and late fees is due and payable on December 31, 2022. As at December 31, 2021 and 2020, $67,655 and $67,655 of this note was due to the Company.

NOTE 9 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2021 through April 12, 2022, the issuance date of the financial statements.

The Company raised approximately $112,664 through StartEngine by issuing 14,308.

The Company intends to raise funds through StartEngine in 2022.

END OF REPORT

ITEM 8.  EXHIBITS

EXHIBITS

1.0	Posting Agreement with StartEngine Crowdfunding, Inc. (1)

2.1	Certificate of Incorporation (2)

2.2	Amended and Restated Certificate of Incorporation (3)

2.3	Bylaws (4)

3.1	Form of Warrant (5)

4.1	Form of Subscription Agreement (6)

6.1	StartEngine Secure Services Agreement (7)

6.2	Services Agreement with StartEngine Crowdfunding, Inc. (8)

6.3	Employment Agreement with JD Claridge (9)

6.4	Quotation Agreement (10)

8.1	Escrow Services Agreements (11)

(1)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex1z0.htm

(2)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex2z1.htm

(3)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex2z2.htm

(4)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex2z3.htm

(5)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001349/xcrft_ex3z1.htm

(6)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex4z1.htm

(7)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex6z1.htm

(8)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex6z2.htm

(9)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex6z3.htm

(10)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/0001670450/000109690620000556/xcrft_253g.htm

(11)Filed as an exhibit to the XCraft Enterprises, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11281) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1670450/000144586620001044/xcrft_ex8z1.htm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, ID., on April 28, 2022.

XCRAFT ENTERPRISES, INC.

By	/s/ JD Claridge		Dated: April 28, 2022

	Title:	Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director

/s/ Ben Toews	Dated: April 28, 2022
Ben Toews, Director